AMENDMENT TO
AMERICAN BEACON FUNDS
INVESTMENT ADVISORY AGREEMENT

This Amendment to the American Beacon Funds Investment Advisory Agreement ("Amendment") is effective as of July 1, 2012, by and among American Beacon Advisors, Inc., a Delaware corporation ("Manager"), and The Boston Company Asset Management, LLC, a Massachusetts Limited Liability Company (the “Adviser”).

WHEREAS, Manager and Adviser entered into an Investment Advisory Agreement dated as of  September 12, 2008 (as amended, supplemented, restated or otherwise modified, the "Agreement"); and

WHEREAS, the parties desire to amend certain provisions of the Agreement, as more particularly set forth below.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

1.            Amendment to Agreement.

(a)           Insert new Section 3-Voting Rights with the following:

Unless otherwise directed by the Manager, the Adviser shall receive and automatically exercise the voting rights with respect to any and all proxies regarding the assets in the Portfolios in the best interest of Portfolio shareholders and in accordance with the Adviser’s then current proxy voting policy and procedures, a copy of which has been provided to the Manager. The Adviser shall report to the Manager in a timely manner a record of all proxies voted, in such form and format that complies with acceptable federal statutes and regulations (e.g., requirements of Form N-PX).  The Adviser shall certify at least annually, or more often as may reasonably be requested by the Manager, as to the compliance of its proxy voting policies and procedures with applicable federal statutes and regulations.

(b)          Renumber the remainder of the sections in the Agreement as follows:

Section 4-Compensation of the Adviser.
Section 5-Other Services.
Section 6-Reports.
Section 7-Status of Adviser.
Section 8-Certain Records.
Section 9-Liability of Adviser.
Section 10-Permissible Interests.
Section 11-Duration and Termination.
Section 12-Severability.

2.            Miscellaneous.

(a)          Except as expressly amended by this Amendment, all provisions of the Agreement shall remain in full force and effect.  Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement.

(c)           This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

The Boston Company Asset Management, LLC		American Beacon Advisors, Inc.
By	/s/ Bart Grenier	By	/s/ Gene L. Needles, Jr.
	Bart Grenier		Gene L. Needles, Jr.
	Chairman, CEO & CIO		President & CEO

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